Exhibit 2.2
EXECUTION VERSION
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as October 24, 2013 (this “Amendment”), is made by and among NM Mariposa Holdings, Inc., a Delaware corporation (“Parent”), Mariposa Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), and Neiman Marcus Group LTD Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement (defined below).
WHEREAS, Parent, Merger Sub and the Company previously entered into the Agreement and Plan of Merger, dated as of September 9, 2013 (the “Merger Agreement”); and
WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement pursuant to Section 8.02 of the Merger Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and in the Merger Agreement, the parties to this Amendment agree as follows:
ARTICLE I
AMENDMENT
Section 1.1.    Amendments.
(a)    The definition of “Co-Invest Option” in Section 1.01 is hereby amended and restated in its entirety as follows:
“Co-Invest Option” shall mean the Options designated on Schedule 1.01(c), as such schedule may be updated from time to time by Parent with the consent of the applicable Option holder, in each case unless such Option has an exercise price per share that is more than the Per Share Merger Consideration.
(b)    Clause (i) of Section 2.08(a) of the Merger Agreement is hereby amended to delete the reference to “five (5)” therein and replace it with “fifteen (15)”.
(c)    The last sentence of Section 2.14(b) of the Merger Agreement is hereby amended to delete the reference to “fifth (5th)” therein and replace it with “fifteenth (15th)”.
(d)    Clause (i) of Section 5.09(b) of the Merger Agreement is hereby amended to delete the reference to “five (5)” therein and replace it with “fifteen (15)”.
ARTICLE II
MISCELLANEOUS
Section 2.1.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of a signature page to this Amendment by facsimile, email in “portable document format” (“.pdf”) form, or by other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 2.2.    Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties under the Merger Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Merger Agreement specifically referred to herein. After the date hereof, any reference to the Merger Agreement shall mean the Merger Agreement, as modified hereby.
Section 2.3.    Miscellaneous. The provisions of Article VIII of the Merger Agreement shall apply to this Amendment mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or caused this Amendment to be duly executed by their respective authorized officers, as of the date first above written.

NEIMAN MARCUS GROUP LTD INC.

By:	/s/ JAMES E. SKINNER Name: James E. Skinner Title: Executive Vice President, Chief Operating Officer and Chief Financial Officer

NM MARIPOSA HOLDINGS, INC.

By:	/s/ ADAM STEIN Name: Adam Stein Title: Authorized Signatory

MARIPOSA MERGER SUB LLC

By:	/s/ ADAM STEIN Name: Adam Stein Title: Authorized Signatory